     Exhibit 99.1

CVS HEALTH CORPORATION REPORTS FIRST QUARTER 2025 RESULTS AND UPDATES FULL-YEAR 2025 GUIDANCE

First Quarter Financial Highlights
•Total revenues increased to $94.6 billion, up 7.0% compared to prior year •GAAP diluted EPS of $1.41 and Adjusted EPS of $2.25 •Generated cash flow from operations of $4.6 billion

Operational Highlights
•CVS Health to exit the individual exchange business •Aetna® introduces new solutions to ease the patient and provider experience •CVS Caremark® makes formulary update to improve access to GLP-1 drugs

2025 Full-Year Guidance
•Revised GAAP diluted EPS guidance range to $4.23 to $4.43 from $4.58 to $4.83
•Raised Adjusted EPS guidance range to $6.00 to $6.20 from $5.75 to $6.00
•Raised cash flow from operations guidance to approximately $7.0 billion from approximately $6.5 billion

CEO Commentary
“As we aim to be the most trusted health care company in America, we are driving greater care, value, and service from our integrated, industry-leading businesses. Thanks to a resolute focus on customers, our colleagues across CVS Health delivered positive results across our Health Care Benefits, Health Services and Pharmacy & Consumer Wellness segments, as we continue to build a world of better health around the 185 million consumers we are privileged to serve.”
— David Joyner, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, May 1, 2025 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2025.

Financial Results Summary

	Three Months Ended March 31,
In millions, except per share amounts	2025	2024	Change
Total revenues	$94,588	$88,437	$6,151
Operating income	3,374	2,271	1,103
Adjusted operating income (1)	4,579	2,957	1,622
Diluted earnings per share	$1.41	$0.88	$0.53
Adjusted EPS (2)	$2.25	$1.31	$0.94
First quarter GAAP diluted EPS of $1.41 increased from $0.88 in the prior year and Adjusted EPS of $2.25 increased from $1.31 in the prior year, primarily due to an increase in the Health Care Benefits segment’s operating results, which reflects favorable year-over-year impact of prior-year development and improved underlying performance in Medicare, including the impact of improved Medicare Advantage star ratings for the 2025 payment year.
The Company updated its full-year 2025 GAAP diluted EPS, Adjusted EPS and cash flow from operations guidance to reflect strong performance across each of our businesses, while maintaining a cautious view for the remainder of the year in light of continued elevated cost trends and the potential for macro headwinds.

Investor Contact: Larry McGrath | Executive Vice President, Chief Strategy Officer and Chief Strategic Advisor to the CEO | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 14 and page 21 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated first quarter results

	Three Months Ended March 31,
In millions, except per share amounts	2025	2024	Change
Total revenues	$94,588	$88,437	$6,151
Operating income	3,374	2,271	1,103
Adjusted operating income (1)	4,579	2,957	1,622
Net income	1,782	1,124	658
Diluted earnings per share	$1.41	$0.88	$0.53
Adjusted EPS (2)	$2.25	$1.31	$0.94
For the three months ended March 31, 2025 compared to the prior year:
•Total revenues increased 7.0% driven by revenue growth across all segments.
•Operating income increased 48.6% primarily due to the increase in adjusted operating income described below and the absence of a $100 million opioid litigation charge recorded in the prior year. These increases were partially offset by a $387 million litigation charge related to a jury verdict against Omnicare and a $247 million pre-tax loss on the wind down and sale of Accountable Care assets, both recorded during the three months ended March 31, 2025.
•Adjusted operating income increased 54.9% driven by increases across all operating segments. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $69 million, or 9.6%, due to higher debt in the three months ended March 31, 2025, primarily as a result of long-term debt issued in May and December of 2024.
•The effective income tax rate increased to 31.9% compared to 28.9% primarily due to the impact of a litigation charge recorded in the three months ended March 31, 2025.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months ended March 31, 2025 and 2024 were as follows:

	Three Months Ended March 31,
In millions, except percentages	2025	2024	Change
Total revenues	$34,810	$32,236	$2,574
Adjusted operating income (1)	1,993	732	1,261
Medical benefit ratio (“MBR”) (3)	87.3%	90.4%	(3.1)%
Medical membership (4)	27.1	26.8	0.3

•Total revenues increased 8.0% for the three months ended March 31, 2025 compared to the prior year primarily driven by increases in the Medicare product line, including the impact of improved Medicare Advantage star ratings for the 2025 payment year.
•Adjusted operating income increased $1.3 billion for the three months ended March 31, 2025 compared to the prior year primarily driven by the favorable year-over-year impact of prior-year development, as well as improved underlying performance in Medicare, including the impact of improved Medicare Advantage star ratings for the 2025 payment year. These increases were partially offset by the premium deficiency reserve described below.
•During the first quarter of 2025, the Company recorded a premium deficiency reserve of $448 million within its individual exchange product line related to anticipated losses for the 2025 coverage year. The $448 million premium deficiency recorded was comprised of $17 million of operating expenses related to the write-off of unamortized acquisition costs and $431 million of health care costs.
•The MBR decreased to 87.3% in the three months ended March 31, 2025 compared to 90.4% in the prior year driven by the favorable year-over-year impact of prior-year development, as well as improved underlying performance in Medicare, including the impact of improved Medicare Advantage star ratings for the 2025 payment year. These decreases were partially offset by the $431 million (130 basis points) premium deficiency reserve recorded as health care costs described above.
•Medical membership as of March 31, 2025 of 27.1 million remained relatively consistent compared with December 31, 2024, reflecting membership declines in the individual exchange and Medicare product lines, which were largely offset by an increase in Commercial ASC membership.
•Prior years’ health care costs payable estimates developed favorably by $1.6 billion during the three months ended March 31, 2025. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2025 operating results.
•Days claims payable were 43.2 days as of March 31, 2025, a decrease of 0.8 days compared to December 31, 2024. The decrease was primarily driven by pharmacy costs, partially offset by the impact of the premium deficiency reserve recorded as health care costs in the first quarter of 2025 described above.
•The Company decided to exit the individual exchange business where Aetna independently operates ACA plans for 2026. This decision is consistent with others taken this year to focus the Company’s portfolio. The Company is best able to serve members through its other health benefit solutions, which offer access to quality care, affordable health benefits and exceptional service. The Company will continue delivering superior service and support to its individual exchange members through 2025 and residual activities in 2026.
•Aetna has introduced an approach to bundling approvals for prior authorizations for certain cancer-related scans and tests, making it one upfront approval instead of multiple approvals over a period of months. In addition, a new Aetna Clinical Collaboration program partners with hospitals to support members as they change care settings, reducing readmissions and improving outcomes.
See the supplemental information on page 16 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three months ended March 31, 2025 and 2024 were as follows:

	Three Months Ended March 31,
In millions	2025	2024	Change
Total revenues	$43,462	$40,285	$3,177
Adjusted operating income (1)	1,603	1,363	240
Pharmacy claims processed (5) (6)	464.2	462.9	1.3

•Total revenues increased 7.9% for the three months ended March 31, 2025 compared to the prior year primarily driven by pharmacy drug mix, growth in specialty pharmacy and brand inflation. These increases were partially offset by continued pharmacy client price improvements.
•Adjusted operating income increased 17.6% for the three months ended March 31, 2025 compared to the prior year primarily driven by improved purchasing economics and pharmacy drug mix. These increases were partially offset by continued pharmacy client price improvements.
•Pharmacy claims processed remained relatively consistent on a 30-day equivalent basis for the three months ended March 31, 2025 compared to the prior year primarily driven by increased utilization, largely offset by the impact of an additional day in 2024 due to the leap year.
•CVS Caremark is partnering with Novo Nordisk to significantly increase access to Wegovy, a GLP-1 drug, for its members at a more affordable price. The Company is taking a formulary action on July 1, 2025 to prefer Wegovy for its members. The Company will enhance the value of these new medications by combining them with additional lifestyle clinical support as part of the CVS Weight Management program offered to clients through CVS Caremark.

See the supplemental information on page 17 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three months ended March 31, 2025 and 2024 were as follows:

	Three Months Ended March 31,
In millions	2025	2024	Change
Total revenues	$31,912	$28,725	$3,187
Adjusted operating income (1)	1,313	1,177	136
Prescriptions filled (5) (6)	435.5	417.6	17.9

•Total revenues increased 11.1% for the three months ended March 31, 2025 compared to the prior year primarily driven by pharmacy drug mix and increased prescription volume. These increases were partially offset by continued pharmacy reimbursement pressure.
•Adjusted operating income increased 11.6% for the three months ended March 31, 2025 compared to the prior year primarily driven by increased prescription volume and improved drug purchasing. These increases were partially offset by continued pharmacy reimbursement pressure and the impact of softening consumer demand in the front store in the three months ended March 31, 2025.
•Prescriptions filled increased 4.3% on a 30-day equivalent basis for the three months ended March 31, 2025 compared to the prior year primarily driven by increased utilization, partially offset by the impact of an additional day in 2024 due to the leap year.
•Same store prescription volume(6)(12) increased 6.7% on a 30-day equivalent basis for the three months ended March 31, 2025 compared to the prior year.
•CVS Pharmacy is the first retail pharmacy in the NovoCare pharmacy network. This will enable CVS Pharmacy to provide convenient, safe and affordable access to Wegovy for eligible patients at its more than 9,000 community health locations across the country.

See the supplemental information on page 18 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

2025 Full-year guidance

The Company revised its full-year 2025 GAAP diluted EPS guidance range to $4.23 to $4.43 from $4.58 to $4.83 and raised its 2025 Adjusted EPS guidance range to $6.00 to $6.20 from $5.75 to $6.00. The Company also raised its full-year 2025 cash flow from operations guidance to approximately $7.0 billion from approximately $6.5 billion.

The adjustments between full-year 2025 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, net realized capital losses, acquisition-related integration costs, the loss on the wind down and sale of Accountable Care assets, the Omnicare litigation charge, office real estate optimization charges and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its first quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of March 31, 2025, the Company had more than 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics, a leading pharmacy benefits manager with approximately 88 million plan members, and a dedicated senior pharmacy care business serving more than 800,000 patients per year. The Company also serves an estimated more than 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2025 Full-year guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2025	2024
Revenues:
Products	$57,669	$53,724
Premiums	32,820	30,391
Services	3,579	3,868
Net investment income	520	454
Total revenues	94,588	88,437
Operating costs:
Cost of products sold	51,057	48,073
Health care costs	29,135	27,803
Operating expenses	11,022	10,290
Total operating costs	91,214	86,166
Operating income	3,374	2,271
Interest expense	785	716
Other income	(28)	(25)
Income before income tax provision	2,617	1,580
Income tax provision	835	456
Net income	1,782	1,124
Net income attributable to noncontrolling interests	(3)	(11)
Net income attributable to CVS Health	$1,779	$1,113

Net income per share attributable to CVS Health:
Basic	$1.41	$0.88
Diluted	$1.41	$0.88
Weighted average shares outstanding:
Basic	1,261	1,260
Diluted	1,264	1,267

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	March 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$10,076	$8,586
Investments	2,578	2,407
Accounts receivable, net	39,625	36,469
Inventories	17,385	18,107
Other current assets	3,527	3,076
Total current assets	73,191	68,645
Long-term investments	28,906	28,934
Property and equipment, net	12,856	12,993
Operating lease right-of-use assets	15,704	15,944
Goodwill	91,203	91,272
Intangible assets, net	26,570	27,323
Separate accounts assets	1,924	3,311
Other assets	5,231	4,793
Total assets	$255,585	$253,215

Liabilities:
Accounts payable	$16,534	$15,892
Pharmacy claims and discounts payable	25,797	24,166
Health care costs payable	15,112	15,064
Accrued expenses and other current liabilities	22,369	20,810
Other insurance liabilities	1,570	1,183
Current portion of operating lease liabilities	1,909	1,751
Short-term debt	1,259	2,119
Current portion of long-term debt	4,411	3,624
Total current liabilities	88,961	84,609
Long-term operating lease liabilities	14,594	14,899
Long-term debt	59,040	60,527
Deferred income taxes	3,664	3,806
Separate accounts liabilities	1,924	3,311
Other long-term insurance liabilities	4,873	4,902
Other long-term liabilities	5,419	5,431
Total liabilities	178,475	177,485

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	49,837	49,661
Treasury stock	(36,735)	(36,818)
Retained earnings	63,768	62,837
Accumulated other comprehensive income (loss)	59	(120)
Total CVS Health shareholders’ equity	76,929	75,560
Noncontrolling interests	181	170
Total shareholders’ equity	77,110	75,730
Total liabilities and shareholders’ equity	$255,585	$253,215

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2025	2024
Cash flows from operating activities:
Cash receipts from customers	$90,809	$84,997
Cash paid for inventory, prescriptions dispensed and health services rendered	(48,433)	(44,824)
Insurance benefits paid	(28,477)	(24,894)
Cash paid to other suppliers and employees	(8,690)	(9,677)
Interest and investment income received	497	407
Interest paid	(1,012)	(1,043)
Income taxes paid	(138)	(63)
Net cash provided by operating activities	4,556	4,903

Cash flows from investing activities:
Proceeds from sales and maturities of investments	3,534	2,153
Purchases of investments	(3,552)	(3,545)
Purchases of property and equipment	(743)	(705)
Acquisitions (net of cash and restricted cash acquired)	(20)	(25)
Other	19	28
Net cash used in investing activities	(762)	(2,094)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	(859)	2,519
Repayments of long-term debt	(743)	(18)
Repurchase of common stock	—	(3,027)
Dividends paid	(840)	(840)
Proceeds from exercise of stock options	144	203
Payments for taxes related to net share settlement of equity awards	(11)	(31)
Other	(23)	(33)
Net cash used in financing activities	(2,332)	(1,227)
Net increase in cash, cash equivalents and restricted cash	1,462	1,582
Cash, cash equivalents and restricted cash at the beginning of the period	8,884	8,525
Cash, cash equivalents and restricted cash at the end of the period	$10,346	$10,107

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2025	2024
Reconciliation of net income to net cash provided by operating activities:
Net income	$1,782	$1,124
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,154	1,138
Stock-based compensation	126	137
Loss on sale of subsidiary	236	—
Deferred income taxes and other items	(169)	(217)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(3,053)	3,008
Inventories	722	1,660
Other assets	(1,101)	(2,836)
Accounts payable and pharmacy claims and discounts payable	2,619	(1,410)
Health care costs payable and other insurance liabilities	364	2,253
Other liabilities	1,876	46
Net cash provided by operating activities	$4,556	$4,903

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s first quarter financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three months ended March 31, 2025 and 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health and Oak Street Health. The acquisition-related integration costs are reflected in operating expenses within the Corporate/Other segment.

•During the three months ended March 31, 2025, the loss on the wind down and sale of Accountable Care assets represents the pre-tax loss on the divestiture of the Company’s Medicare Shared Savings Program (“MSSP”) operations, which the Company sold in March 2025, as well as costs incurred in connection with the commencement of the wind down of the Company’s Accountable Care Organization Realizing Equity, Access and Community Health (“ACO REACH”) operations during the first quarter of 2025. The loss on Accountable Care assets is reflected in operating expenses within the Health Services segment.
•During the three months ended March 31, 2025, the Omnicare litigation charge relates to an April 2025 jury verdict finding Omnicare, L.L.C. (f/k/a Omnicare, Inc. “Omnicare”) and CVS Health Corporation liable for damages in connection with alleged violations of the federal False Claims Act related to dispensing practices by Omnicare from 2010, prior to its acquisition by the Company in 2015, through 2018. Damages were found only with respect to Omnicare. The Omnicare litigation charge is reflected in operating expenses within the Pharmacy & Consumer Wellness segment. The judgment will not be final until the Court enters penalties at a later date. The Company intends to appeal the verdict once the judgment is entered.
•During the three months ended March 31, 2025, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space in response to its ongoing flexible work arrangement. The office real estate optimization charges are reflected in operating expenses within each segment.
•During the three months ended March 31, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 14 and page 21.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended March 31, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,674	$1,227	$864	$(391)	$3,374
Amortization of intangible assets	294	144	60	1	499
Net realized capital (gains) losses	21	(15)	—	15	21
Acquisition-related integration costs	—	—	—	45	45
Loss on Accountable Care assets	—	247	—	—	247
Omnicare litigation charge	—	—	387	—	387
Office real estate optimization charges	4	—	2	—	6
Adjusted operating income (loss) (1)	$1,993	$1,603	$1,313	$(330)	$4,579

	Three Months Ended March 31, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$428	$1,213	$1,113	$(483)	$2,271
Amortization of intangible assets	294	150	64	—	508
Net realized capital losses	10	—	—	8	18
Acquisition-related integration costs	—	—	—	60	60
Opioid litigation charge	—	—	—	100	100
Adjusted operating income (loss) (1)	$732	$1,363	$1,177	$(315)	$2,957

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended March 31, 2025		Three Months Ended March 31, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,779	$1.41	$1,113	$0.88
Amortization of intangible assets	499	0.39	508	0.40
Net realized capital losses	21	0.02	18	0.01
Acquisition-related integration costs	45	0.04	60	0.05
Loss on Accountable Care assets	247	0.19	—	—
Omnicare litigation charge	387	0.30	—	—
Office real estate optimization charges	6	0.01	—	—
Opioid litigation charge	—	—	100	0.08
Tax impact of non-GAAP adjustments	(140)	(0.11)	(142)	(0.11)
Adjusted income attributable to CVS Health (2)	$2,844	$2.25	$1,657	$1.31

Weighted average diluted shares outstanding		1,264		1,267

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
March 31, 2025
Total revenues	$34,810	$43,462	$31,912	$133	$(15,729)	$94,588
Adjusted operating income (loss) (1)	1,993	1,603	1,313	(330)	—	4,579
March 31, 2024
Total revenues	$32,236	$40,285	$28,725	$115	$(12,924)	$88,437
Adjusted operating income (loss) (1)	732	1,363	1,177	(315)	—	2,957
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $3.7 billion and $3.4 billion of retail co-payments for the three months ended March 31, 2025 and 2024, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages and basis points (“bps”)	2025	2024	$	%
Revenues:
Premiums	$32,808	$30,379	$2,429	8.0%
Services	1,615	1,504	111	7.4%
Net investment income	387	353	34	9.6%
Total revenues	34,810	32,236	2,574	8.0%
Health care costs	28,637	27,458	1,179	4.3%
MBR (Health care costs as a % of premium revenues) (3)	87.3%	90.4%	(310)	bps
Operating expenses	$4,499	$4,350	$149	3.4%
Operating expenses as a % of total revenues	12.9%	13.5%
Operating income	$1,674	$428	$1,246	291.1%
Operating income as a % of total revenues	4.8%	1.3%
Adjusted operating income (1)	$1,993	$732	$1,261	172.3%
Adjusted operating income as a % of total revenues	5.7%	2.3%
Premium revenues (by business):
Government	$24,902	$21,716	$3,186	14.7%
Commercial	7,906	8,663	(757)	(8.7)%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	March 31, 2025			December 31, 2024			March 31, 2024
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,961	15,250	19,211	4,691	14,160	18,851	4,735	14,111	18,846
Medicare Advantage	4,220	—	4,220	4,447	—	4,447	4,205	—	4,205
Medicare Supplement	1,253	—	1,253	1,282	—	1,282	1,300	—	1,300
Medicaid	1,983	412	2,395	2,094	421	2,515	1,972	447	2,419
Total medical membership	11,417	15,662	27,079	12,514	14,581	27,095	12,212	14,558	26,770

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,094			4,882			4,947

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	March 31, 2025	December 31, 2024	March 31, 2024
Days Claims Payable (7)	43.2	44.0	44.5

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2025	2024	$	%
Revenues:
Products	$41,135	$37,717	$3,418	9.1%
Services	2,313	2,568	(255)	(9.9)%
Net investment income	14	—	14	100.0%
Total revenues	43,462	40,285	3,177	7.9%
Cost of products sold	40,115	37,532	2,583	6.9%
Health care costs	1,047	701	346	49.4%
Gross profit (8)	2,300	2,052	248	12.1%
Gross margin (Gross profit as a % of total revenues) (8)	5.3%	5.1%
Operating expenses	$1,073	$839	$234	27.9%
Operating expenses as a % of total revenues	2.5%	2.1%
Operating income	$1,227	$1,213	$14	1.2%
Operating income as a % of total revenues	2.8%	3.0%
Adjusted operating income (1)	$1,603	$1,363	$240	17.6%
Adjusted operating income as a % of total revenues	3.7%	3.4%
Revenues (by distribution channel):
Pharmacy network (9)	$23,114	$20,464	$2,650	12.9%
Mail & specialty (10)	18,068	17,262	806	4.7%
Other	2,266	2,559	(293)	(11.4)%
Net investment income	14	—	14	100.0%
Pharmacy claims processed (5) (6)	464.2	462.9	1.3	0.3%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2025	2024	$	%
Revenues:
Products	$31,285	$28,120	$3,165	11.3%
Services	627	605	22	3.6%
Total revenues	31,912	28,725	3,187	11.1%
Cost of products sold	25,804	22,760	3,044	13.4%
Gross profit (8)	6,108	5,965	143	2.4%
Gross margin (Gross profit as a % of total revenues) (8)	19.1%	20.8%
Operating expenses	$5,244	$4,852	$392	8.1%
Operating expenses as a % of total revenues	16.4%	16.9%
Operating income	$864	$1,113	$(249)	(22.4)%
Operating income as a % of total revenues	2.7%	3.9%
Adjusted operating income (1)	$1,313	$1,177	$136	11.6%
Adjusted operating income as a % of total revenues	4.1%	4.1%
Revenues (by major goods/service lines):
Pharmacy	$26,076	$22,784	$3,292	14.4%
Front Store	5,243	5,370	(127)	(2.4)%
Other	593	571	22	3.9%
Prescriptions filled (5) (6)	435.5	417.6	17.9	4.3%
Same store sales increase (decrease): (11)
Total	14.2%	5.3%
Pharmacy	17.7%	7.3%
Front Store	(0.3)%	(2.2)%
Prescription volume (6)	6.7%	5.8%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2025	2024	$	%
Revenues:
Premiums	$12	$12	$—	—%
Services	2	2	—	—%
Net investment income	119	101	18	17.8%
Total revenues	133	115	18	15.7%
Health care costs	46	47	(1)	(2.1)%
Operating expenses	478	551	(73)	(13.2)%
Operating loss	(391)	(483)	92	19.0%
Adjusted operating loss (1)	(330)	(315)	(15)	(4.8)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
In millions	2025	2024
Health care costs payable, beginning of the period	$15,064	$12,049
Less: Reinsurance recoverables	81	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(1)	(23)
Health care costs payable, beginning of the period, net	14,984	12,067
Add: Components of incurred health care costs
Current year	30,293	28,212
Prior years (b)	(1,651)	(479)
Total incurred health care costs (c)	28,642	27,733
Less: Claims paid
Current year	19,312	16,263
Prior years	9,749	9,150
Total claims paid	29,061	25,413
Health care costs payable, end of the period, net	14,565	14,387
Add: Premium deficiency reserve	431	—
Add: Reinsurance recoverables	114	4
Add: Impact of discount rate on long-duration insurance reserves (a)	2	(23)
Health care costs payable, end of the period	$15,112	$14,368
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive income (loss) on the unaudited condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the three months ended March 31, 2025 and 2024 in the table above exclude $16 million and $23 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $46 million and $47 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets. Total incurred health care costs for the three months ended March 31, 2025 also exclude $431 million for a premium deficiency reserve for the 2025 coverage year related to the Company’s individual exchange product line.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2025
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$5,372	$4.23	$5,624	$4.43
Non-GAAP adjustments:
Amortization of intangible assets	2,000	1.57	2,000	1.57
Net realized capital losses	21	0.02	21	0.02
Acquisition-related integration costs	135	0.11	135	0.11
Loss on Accountable Care assets	247	0.19	247	0.19
Omnicare litigation charge	387	0.30	387	0.30
Office real estate optimization charges	15	0.01	15	0.01
Tax impact of non-GAAP adjustments	(557)	(0.43)	(557)	(0.43)
Adjusted income attributable to CVS Health (2)	$7,620	$6.00	$7,872	$6.20

Weighted average diluted shares outstanding		1,270		1,270

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, losses on Accountable Care assets, the Omnicare litigation charge, office real estate optimization charges and opioid litigation charges. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, losses on Accountable Care assets, the Omnicare litigation charge, office real estate optimization charges, opioid litigation charges, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.